SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 ---------------


                                    FORM 8-K

                                 CURRENT REPORT




     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): March 28, 2007

                       LIGAND PHARMACEUTICALS INCORPORATED
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                 (State or other jurisdiction of incorporation)

                                    000-20720
                            (Commission File Number)

                           10275 SCIENCE CENTER DRIVE,
                              SAN DIEGO, CALIFORNIA
                    (Address of principal executive offices)

                                 (858)550-7500
              (Registrant's telephone number, including area code)

                                   77-0160744
                      (I.R.S. Employer Identification No.)

                                   92121-1117
                                   (Zip Code)




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ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS;
APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

         The information provided in Item 8.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 5.02.

ITEM 8.01 OTHER EVENTS.

          As previously reported on the Current Report on Form 8-K filed on March 23, 2007, the Board of Directors (the "Board") of Ligand Pharmaceuticals Incorporated (the "Company") declared a special one-time cash dividend of $2.50 per share of common stock, payable on April 19, 2007, to stockholders of record on April 5, 2007. The ex-dividend date is expected to be on or about April 16, 2007.

         Pursuant to the Company's employee stock option plans, on March 28, 2007, the Compensation Committee of the Board approved an equitable adjustment to all outstanding stock options as of the ex-dividend date to reflect this one-time special cash dividend that will protect holders of unexercised stock options as the stock price adjusts due to this one-time special cash dividend. The equitable adjustment approved by the Compensation Committee of the Board is intended to create parity for the Company and the option holder such that before-dividend and post-dividend positions are economically equivalent.

         The equitable adjustment shall consist of a reduction in the per share exercise price of such options in an amount up to $2.50, or, if the per share exercise price prior to the adjustment is equal to or less than $2.50, then the exercise price of such stock option shall be reduced to the par value per share of the Company's common stock. The adjustment will occur on the ex-dividend date. Such adjustment to outstanding options is expected to result in the recognition of compensation expense in the Company's consolidated financial statements under the requirements of Statement of Financial Standards No. 123
(R), "Share-Based Payment". This expense could be material.





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                                   SIGNATURES
         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned.


                                             LIGAND PHARMACEUTICALS INCORPORATED




    Date: March 29, 2007                     By:    /s/ Tod G. Mertes
                                             Name:  Tod G. Mertes
                                             Title: Interim CFO